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                                                                    EXHIBIT 3(a)


                                    EXHIBIT A


                  RESOLVED, that Article FIRST of the Restated Articles of Incorporation of the Company is hereby amended and restated in its entirety to read as follows: The name of the corporation (hereinafter called the "Company") is CBS Corporation.